Exhibit L.1

March 22, 2006                                      Mayer, Brown, Rowe & Maw LLP
                                                           71 South Wacker Drive
                                                    Chicago, Illinois 60606-4637

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                                                          www.mayerbrownrowe.com

DNP Select Income Fund Inc.
55 East Monroe Street, Suite 3600
Chicago, Illinois 60603

Re:  Registration Statement on Form N-2
     1933 Act File No. 333-130590
     1940 ACT FILE NO. 811-04915

Ladies and Gentlemen:

      We have acted as counsel to DNP Select Income Fund Inc., a closed-end management investment company organized as a Maryland corporation (the "Fund"), in connection with the proposed offering by the Fund of 4,000 shares of Auction Preferred Stock, Series M, $.001 par value per share, 4,000 shares of Auction Preferred Stock, Series W, $.001 par value per share, and 4,000 shares of Auction Preferred Stock, Series F, $.001 par value per share, of the Fund (collectively, the "Preferred Stock").

      This opinion is furnished in connection with the filing of the Fund's Registration Statement on Form N-2 under the Securities Act of 1933, as amended (File No. 333-130590) (the "Registration Statement").

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates of public officials, certificates of officers or other representatives of the Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the underwriting agreement (the "Underwriting Agreement") between the Fund and the underwriter party thereto (the "Underwriter") relating to the offer and sale of the Preferred Stock will be executed and delivered in substantially the form reviewed by us and that the share certificates representing each series of Preferred Stock will conform to the specimen examined by us. As to any facts

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DNP Select Income Fund Inc.
March 22, 2006
Page 2

material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

      We do not express any opinion as to any laws concerning any law other than the law of the State of Illinois and, to the extent set forth herein, the law of the State of Maryland. Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied on the opinion of DLA Piper Rudnick Gray Cary US LLP dated the date hereof.

      Based upon and subject to the foregoing, we are of the opinion that when
(i) the Registration Statement becomes effective, (ii) the Underwriting Agreement has been duly executed and delivered, (iii) certificates representing the Preferred Stock in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Stock and registered by such transfer agent and registrar, (iv) the Preferred Stock has been delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, (v) the Pricing Committee of the Board of Directors of the Fund (the "Board") has determined certain of the terms, rights and preferences of the Preferred Stock pursuant to authority delegated to it by the Board and (vi) the Articles Supplementary relating to the Preferred Stock have been filed with the State Department of Assessments and Taxation of Maryland, the issuance and sale of the Preferred Stock will have been duly authorized by the Fund, and the Preferred Stock will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement.

                                                Very truly yours,

                                                /s/ MAYER, BROWN, ROWE & MAW LLP

LRH/JRS